Exhibit 5.1

July 2, 2019

Ekso Bionics Holdings, Inc.

1414 Harbour Way, Suite 1201

Richmond, CA 94804

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) filed by Ekso Bionics Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on July 2, 2019, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 3,500,000 shares of the Company’s Common Stock (the “Shares”), which will be issuable under the Company’s Amended and Restated 2014 Equity Incentive Plan, as amended (the “Plan”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you and proposed to be taken by you in connection with the adoption of the Plan and the authorization, issuance and sale of the Shares under the Plan, and such documents, matters of fact and questions of law as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity of originals of all documents submitted to us as copies thereof and that such proceedings are timely completed in the manner presently proposed by you and that, upon each issuance of Shares, the Company will receive the consideration for such Shares required by the terms of the Plan.

We express no opinion as to matters governed by any laws other than the general corporate law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes and the federal laws of the United States of America, as in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and outstanding pursuant to the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell and Wilmer L.L.P.